UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2025

Prairie Operating Co.

(Exact name of registrant as specified in its charter)

Delaware	001-41895	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive
Suite 400
Houston, TX	77007
(Address of principal executive offices)	(Zip Code)

(713) 424-4247

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PROP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On March 24, 2025, Prairie Operating Co. (the “Company,” “Prairie,” “we,” “us,” and “our”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), with each of the investors listed on the Schedule of Buyers attached thereto (collectively, the “Buyers”), pursuant to which the Company agreed to issue and sell, in a registered offering by the Company directly to the Buyers (the “Preferred Offering”), (i) 148,250 shares (the “Preferred Shares”) of Series F Preferred Stock, $0.01 par value per share (“Series F Preferred Stock”), with a stated value of $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series F Preferred Stock (the “Stated Value”), and (ii) upon the one-year anniversary of the issue date of the Preferred Shares, subject to the satisfaction of certain conditions, warrants (the “Warrants”) to purchase a number of shares of our common stock, $0.01 par value per share (“Common Stock”), equal to the quotient of (1) 125% of the Stated Value of all Series F Preferred Stock held by such holder on the original issuance date, divided by (2) the average of the 10 daily volume-weighted average per share trading prices of our Common Stock during the 10 trading days prior to the original issuance date. The Preferred Offering also relates to the offering of the shares of Common Stock issuable upon the conversion of or otherwise pursuant to the terms of the Series F Preferred Stock (the “Preferred Stock Shares”). The Preferred Offering closed on March 26, 2025, and the Company received approximately $139.1 million of net proceeds from the Preferred Offering, after deducting the fees of the Advisors (as defined below), certain other fees and estimated offering expenses payable by the Company.

Following the closing of the Preferred Offering (the “Closing”, and the date of such Closing, the “Closing Date”), the Company used such net proceeds, together with the net proceeds from the Concurrent Common Stock Offering (as defined below), to fund a portion of the purchase price for the previously announced acquisition by the Company of certain oil gas properties from Bayswater Resources, LLC, Bayswater Fund III-A, LLC, Bayswater Fund III-B, LLC, Bayswater Fund IV-A, LP, Bayswater Fund IV-B, LP, Bayswater Fund IV-Annex, LP, and Bayswater Exploration & Production, LLC (collectively, “Bayswater,” and such acquisition, the “Bayswater Acquisition”), pursuant to a Purchase and Sale Agreement, dated as of February 6, 2025, by and among the Company, certain subsidiaries of the Company and Bayswater.

The Purchase Agreement provides the Buyers with certain registration rights with respect to the Warrants and the shares of Common Stock underlying the Warrants. The Purchase Agreement provides that, subject to certain exceptions, for (x) the period commencing on the date of the Purchase Agreement and ending on the date immediately following the 30th calendar day after the Closing Date and (y) the period commencing on the date of the issuance of the Warrants, if any, and ending on the date immediately following the 30th calendar day after the issuance of any such Warrants, neither the Company nor any of its subsidiaries will directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or register or amend any outstanding registration statements or file any shelf registration statements or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security.

The Purchase Agreement provides that, so long as any Preferred Shares remain outstanding, the Company and each of its subsidiaries may not effect or enter into any Variable Rate Transactions. “Variable Rate Transaction” is generally defined to mean a transaction (i) involving the issuance of convertible securities with a conversion price, exercise price or exchange rate or other price that is based on trading prices of the Common Stock or varies based on changes in the trading price of the Common Stock or is subject to being reset at a future date upon the occurrence of specified or contingent events (not including customary structural adjustments) or (ii) in which the Company or any of its subsidiaries enter into any agreement whereby the Company or any of its subsidiaries may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights).

The terms of the Series F Preferred Stock provide that we will not issues shares of our Common Stock upon conversion of the Series F Preferred Stock to the extent that such issuance would require prior stockholder approval in accordance with NASDAQ rules, unless such stockholder approval has been obtained. We have agreed to seek to obtain stockholder approval for the issuance of our shares of Common Stock upon conversion of the Series F Preferred Stock and upon exercise of the Warrants, if issued, as soon as reasonably practicable (and not later than 45 days if the SEC does not review and provide written comments on the proxy statement or 60 days if the SEC does review and provide written comments on the proxy statement) following the date of the Purchase Agreement. Holders of our Common Stock owning more than 50% of our issued and outstanding shares of Common Stock have entered into and delivered voting agreements pursuant to which such holders have agreed to vote their shares of Common Stock in favor of such matters.

The Purchase Agreement contains customary representations, warranties, covenants and agreements by the Company, conditions to closing, termination provisions and indemnification obligations.

The Preferred Offering is being made pursuant to an effective shelf registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2024, as amended on November 22, 2024 and December 10, 2024, and that was declared effective by the SEC on December 20, 2024 (File No. 333-282730), and the related registration statement on Form S-3MEF filed with the SEC on March 24, 2025 (File No. 333-286067) (collectively, the “Registration Statement”).

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Series F Preferred Stock

From and after the Closing Date, the Buyers will be entitled to receive, on a cumulative basis, whether or not authorized or declared and whether or not the Company has assets legally available therefor, dividends on each Preferred Share at a rate per annum equal to 12%, on the amount equal to the sum of (a) the Stated Value plus (b) all accrued and unpaid dividends on such share of Series F Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends); provided that, from, including and after the date that is the six-month anniversary of the maturity of the Company’s reserve-based credit agreement, the dividend rate will be 25%. Dividends will be paid to the holder in cash on each March 1, June 1, September 1 and December 1 of each calendar year, beginning on June 1, 2025 (each, a “Dividend Payment Date”).

Alternatively, the Company may elect to make a payment of such dividend with respect to such Dividend Payment Date, entirely or partially, in shares of Common Stock, if certain equity conditions set forth in the Prairie Operating Co. Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (the “Series F Certificate of Designation”) are satisfied as of such date.

Concurrently with the completion of certain equity issuances as set forth in the Series F Certificate of Designation resulting in proceeds to the Company, or certain dividends or distributions declared or made, prepayments of indebtedness made, or investments acquired, owned or made pursuant to the Company’s reserve-based credit agreement, each holder of Series F Preferred Stock will have the right to require the Company to pay the holder all or a portion of a cash sweep amount equal to 25% of the net proceeds from such financing or of the amount of such dividend, distribution, prepayment or investment, as applicable, in redemption of a number of shares of Series F Preferred Stock at a price per share equal to the result (rounded up to the nearest second decimal) of (A) (i) the Repayment Multiplier (as defined below) multiplied by (ii) the Stated Value of such shares of Series F Preferred Stock, plus (B) accrued and unpaid dividends on such shares.

Holders of the Series F Preferred Stock may convert all or a portion their shares of Series F Preferred Stock into shares of Common Stock at any time and from time to time. However, in no event will any share of Series F Preferred Stock be converted into shares of Common Stock using a Market Stock Payment Price or Triggering Event Conversion Price (each as defined below) that is lower than $1.15 per share, in which case $1.15 per share shall be used for such conversion. The initial conversion rate for the Series F Preferred Stock will be 202.0202 shares of Common Stock per share of Series F Preferred Stock. The conversion rate will also be subject to certain adjustments as described in the Series F Certificate of Designation. Holders also have the option to convert all or a portion of the shares of Series F Preferred Stock then held by such holder using an Alternative Conversion Rate (as defined below) in lieu of the conversion rate, subject to an Alternative Conversion Cap (as defined below) for each quarter. The Company may settle such alternative conversions entirely (but not in part) in cash on the conversion settlement dates in respect of such alternative conversions if (i) the Market Stock Payment Price (as defined below) on the trading day immediately prior to the applicable alternative conversion date is less than $5.00 per share (subject to proportionate adjustments for certain stock dividends or distributions, splits and combinations) (such alternative conversion, a “Below Floor Alternative Conversion”) and (ii) the Company shall have first delivered to the holder of Series F Preferred Stock a written notice of such election at least 10 trading days prior to any such alternative conversion date, stating that the Company has elected to settle all Below Floor Alternative Conversions in cash; provided that the Company will not be entitled to (i) deliver more than two alternative conversion cash payment notices in any rolling 90 day period or (ii) deliver an alternative conversion cash payment notice at any time during which it would be restricted from redeeming such shares of Series F Preferred Stock in cash in accordance with the Company’s reserve-based credit agreement.

With respect to (a) the conversion of each share of Series F Preferred Stock for Standard Conversion Consideration (as defined in the Series F Certificate of Designation) and (b) the redemption of each share of Series F Preferred Stock at the Company Redemption Price or the Fundamental Change Redemption Price (each as defined in the Series F Certificate of Designation), the holder of such share will be entitled to receive an additional payment (each, an “Additional Payment”) in an amount equal to (x) $19,875,000 multiplied by (y) a fraction, the numerator of which is the Stated Value of such share of converted or redeemed Series F Preferred Stock, and the denominator of which is the aggregate Stated Value of all shares of Series F Preferred Stock issued pursuant to the Purchase Agreement, which Additional Payment shall be paid in cash unless prohibited by the Company’s reserve-based credit agreement, in which case it shall be paid in shares of Common Stock; provided, however, that in no event will the aggregate amount of all Additional Payments exceed $19,875,000.

Subject to the terms, conditions and certain exceptions set forth in the Series F Certificate of Designation, the Company will have the right to redeem all (but not less than all) of the then-outstanding shares of Series F Preferred Stock for a cash redemption price per share of Series F Preferred Stock equal to the Company Redemption Price (as defined below). If a Fundamental Change (as defined in the Series F Certificate of Designation) occurs, the holders of the Series F Preferred Stock may require the Company to redeem all or any portion of the shares of Series F Preferred Stock owned by such holder for a cash purchase price equal to the Fundamental Change Redemption Price (as defined below).

If at any time following the Closing Date, the trading price of a share of Common Stock on the principal U.S. national or regional securities exchange on which the Common Stock is then listed is below (x) $2.00 at any time during a trading day for three consecutive trading days or (y) $1.50 at any time during a trading day, then from and after such time, the holder (or any affiliate of the holder to which the holder has assigned its rights under this section) will have the right to make a loan to the Company secured by all assets of the Company and in an amount necessary to, and to require us to use the proceeds thereof to, effect payment in full of the Company’s reserve-based credit agreement, with the documentation for such secured loan being substantially in the form of such reserve-based credit agreement and the applicable loan documents, in each case, as in effect on the Closing Date (other than removing any letter of credit facility therefrom) (collectively, the “Mirror Credit Facility”). Concurrently with the closing of such Mirror Credit Facility and the making of such secured loan by the holder to the Company or at any time thereafter (at the option of the holder), the Company agrees to (A) amend the Mirror Credit Facility so that the lien on the Collateral (as defined in the Mirror Credit Facility) pursuant to the Mirror Credit Facility shall also secure, on a pari passu basis, the Company’s payment obligations under the Series F Certificate of Designation, (B) enter into a new senior secured credit agreement or any other agreement evidencing indebtedness with the holder (including, without limitation, by exchange of the Series F Preferred Stock for senior secured convertible notes at the holder’s option), the terms of which shall be substantially similar to the terms of the Series F Preferred Stock, and use the proceeds paid by the holder thereunder to redeem the shares of Series F Preferred Stock or (C) any combination of the foregoing clauses (A) and (B).

All payments due under the Series F Certificate of Designation in respect of a share of Series F Preferred Stock shall rank pari passu with all other shares of Series F Preferred Stock.

Except as otherwise provided in the Series F Certificate of Designation or as otherwise required by law, the Series F Preferred Stock will have no voting rights. However, as long as any shares of Series F Preferred Stock are outstanding, the Company will not, without the affirmative vote of the Required Holders (as defined below), (a) alter or change the powers, preferences or rights given to the Series F Preferred Stock in an adverse manner or alter or amend the Series F Certificate of Designation in such a manner so as to adversely affect any rights of the holders of the Series F Preferred Stock, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon any liquidation, dissolution or winding-up of the Company senior to, or otherwise pari passu with, the Series F Preferred Stock, (c) amend the Company’s certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series F Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series F Preferred Stock will be entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to the Fundamental Change Redemption Price and any other fees or liquidated damages then due and owing thereon under the Series F Certificate of Designation, for each share of Series F Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities (as defined below), and if the Company’s assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series F Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Definitions

Under the Series F Certificate of Designation:

“Alternative Conversion Cap” generally means, for any calendar quarter, and subject to increase by any rollover from the prior calendar quarters pursuant to Section 7(D)(iii) of the Series F Certificate of Designation, the greater of (i) 10% of the aggregate dollar trading volume (as reported by Bloomberg function “PROP <US EQUITY> HP” (or its equivalent successor ticker)) of the Common Stock in a given calendar quarter, beginning with the calendar quarter ending June 30, 2025, and (ii) $20,000,000.

“Alternative Conversion Rate” generally means a number of shares of Common Stock per share of Series F Preferred Stock equal to the result (rounded up to the closest whole number) of (A) (i) the Repayment Multiplier multiplied by (ii) the Stated Value of the share of Series F Preferred Stock subject to the alternative conversion divided by (B) the Market Stock Payment Price as of an alternative conversion date; provided, that whenever the Series F Certificate of Designation refers to the Alternative Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Alternative Conversion Rate immediately after 5:00 p.m., New York City time, on such date; provided, further, that the Alternative Conversion Rate shall be subject to adjustment as set forth in the Series F Certificate of Designation.

“Company Redemption Price” generally means a cash amount per share of Series F Preferred Stock equal to the greater of (A) (i) 125% multiplied by (ii) the Stated Value of a share of Series F Preferred Stock plus (iii) the accrued and unpaid dividends on such shares of Series F Preferred Stock and (B) 125% multiplied by (ii) (x) the conversion rate in effect as of the trading day immediately preceding such redemption date multiplied by (y) the highest Daily VWAP (as defined in the Series F Certificate of Designation) per share of Common Stock during the period beginning on, and including, the fifth VWAP Trading Day (as defined in the Series F Certificate of Designation) prior to the date that the notice of the Company redemption is delivered and ending on, and including, the VWAP Trading Day immediately preceding such redemption date plus (iii) the accrued and unpaid dividends on such shares of Series F Preferred Stock.

“Fundamental Change Redemption Price” generally means, with respect to each share of Series F Preferred Stock upon a redemption upon Fundamental Change, a cash amount equal to the greater of (A) (i) 125% multiplied by (ii) the Stated Value plus (iii) the accrued and unpaid dividends on such share of Series F Preferred Stock and (B) (i) 125% multiplied by (ii) (x) the conversion rate in effect as of the trading day immediately preceding the effective date of such Fundamental Change multiplied by (y) the highest Daily VWAP per share of Common Stock occurring during the period commencing five trading days prior to the earlier of (a) the effective date of such Fundamental Change and (b) the date that such Fundamental Change is publicly announced and ending on the date immediately preceding the date as of which shares of Series F Preferred Stock must be repurchased for cash in connection with a Fundamental Change plus (iii) the accrued and unpaid dividends on such share of Series F Preferred Stock.

“Junior Securities” generally means the Common Stock and all other convertible securities of the Company other than those securities which are explicitly senior to or pari passu with the Series F Preferred Stock in dividend rights or liquidation preference.

“Market Stock Payment Price” generally means, with respect to any Dividend Payment Date or alternative conversion date, as applicable, an amount equal to 87.5% of the lesser of (a) the Daily VWAP on the VWAP Trading Day immediately prior to such Dividend Payment Date or alternative conversion date, as applicable, and (b) the average of the two lowest Daily VWAPs during the five VWAP Trading Day period ending on and including the VWAP Trading Day immediately prior to such Dividend Payment Date or alternative conversion date, as applicable (the lesser of clauses (a) and (b), the “Stock Price”); provided, however, that with respect to any stated dividend paid in shares of Common Stock on or after the twelve month anniversary of the Closing Date, if the Stock Price for such Dividend Payment Date is less than 115% of the Conversion Price (as defined in the Series F Certificate of Designation), the Market Stock Payment Price for such Dividend Payment Date shall be equal to 81% of the Stock Price.

“Repayment Multiplier” generally means, as of any date, an amount equal to 106.25% plus 6.25% on each one year anniversary of the Closing Date.

“Required Holders” generally means (I) prior to the Closing Date, each Buyer entitled to purchase Preferred Shares at the Closing, and (II) on or after the Closing Date, holders of a majority of the Underlying Shares in the aggregate as of such time issued or issuable under the Purchase Agreement or pursuant to the Preferred Shares or Warrants, as applicable; provided that such majority must include Buyer, so long as Buyer or any of its affiliates hold any Preferred Shares or Warrants.

“Underlying Shares” generally means, collectively, the underlying shares of Common Stock issuable pursuant to the terms of the Series F Preferred Stock and the underlying shares of Common Stock issuable upon exercise of the Warrants.

A copy of the Series F Certificate of Designation is included in this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference. The foregoing description of the terms of the Series F Preferred Stock is not complete and is qualified in its entirety by reference to Exhibit 3.1.

Warrants

Pursuant to the Purchase Agreement, if on the one-year anniversary of the Closing Date (or if such date is not a trading day, then the immediately preceding trading day) (the “Original Issuance Date”) any Preferred Shares are outstanding and the last reported sale price during any trading day in the last 20 trading-day period ending on and including such date was less than 115% of the conversion price of the Series F Preferred Stock, then the Company will on such date issue the Warrants to the Purchaser for no additional consideration. If issued, the Warrants will be immediately exercisable and will expire on the fifth anniversary of the Original Issuance Date. The Warrants will have an initial exercise price per share equal to 110% of the average of the 10 daily per share volume-weighted average prices of the Common Stock during the 10 trading days prior to the Original Issuance Date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders.

The Preferred Offering also relates to the offering of the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares,” and together with the Preferred Shares, the Warrants, and the Preferred Stock Shares, the “Securities”). A copy of the form of Warrant is included in this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the terms of the Warrants is not complete and is qualified in its entirety by reference to Exhibit 4.1.

Advisor Letter Agreement

The Company retained pursuant to a letter agreement dated March 24, 2025 (the “Advisor Letter Agreement”) each of Citigroup Global Markets Inc. (“Citi”), Roth Capital Partners, LLC (“Roth”), KeyBanc Capital Markets Inc. (“KeyBanc”), Truist Securities, Inc. (“Truist”), MUFG Securities Americas Inc. (“MUFG”), Piper Sandler & Co. (“Piper”), Clear Street LLC (“Clear Street”), Johnson Rice & Company L.L.C. (“Johnson”) and PEP Advisory LLC (“PEP”, and, together with Citi, Roth, KeyBanc, Truist, MUFG, Piper, Clear Street and Johnson, the “Advisors”) as capital market advisers in connection with the Preferred Offering. The Company agreed to pay the Advisors a cash fee of $3.9 million to Citi, $2.2 million to Roth, $0.6 million to KeyBanc, $0.6 million to Truist, $0.3 million to MUFG, $0.3 million to Piper, $0.2 million to Clear Street, $0.05 million to Johnson and $0.05 million to PEP. The Company will also reimburse the Advisors’ reasonable expenses in connection with the Preferred Offering, including fees and expenses of outside counsel, in the amount not to exceed $25,000.

A copy of the opinion of Norton Rose Fulbright US LLP relating to the Securities is filed as Exhibit 5.2 to this Current Report on Form 8-K.

Underwriting Agreement

On March 24, 2025, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale (the “Concurrent Common Stock Offering”) by the Company, and the purchase by the Underwriters, of 8,555,555 shares of Common Stock, at a price to the public of $4.50 per share ($4.2525 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 1,283,333 shares of Common Stock on the same terms as above (the “Option”). The material terms of the Concurrent Common Stock Offering are described in the prospectus supplement, dated March 24, 2025 (the “Prospectus Supplement”), filed by the Company with the SEC on March 26, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the accompanying base prospectus. The Concurrent Common Stock Offering has been registered under the Securities Act pursuant to the Registration Statement.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

On March 25, 2026, the Underwriters exercised the Option with respect to 1,181,349 shares of Common Stock. The Concurrent Common Stock Offering closed on March 26, 2025, and the Company received approximately $40.4 million of net proceeds from the Concurrent Common Stock Offering, after deducting underwriting discounts and commissions and the Company’s estimated offering expenses. As described in the Prospectus Supplement, the Company used all of the net proceeds from the Concurrent Common Stock Offering, together with the net proceeds of the Preferred Offering, to fund a portion of the purchase price for the Bayswater Acquisition.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the opinion of Norton Rose Fulbright US LLP relating to the shares of Common Stock issued in the Concurrent Common Stock Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Relationships

The Underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. In addition, affiliates of some of the Underwriters are lenders, and in some cases agents or managers for the lenders, under the Company’s credit facility. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge their credit exposure to the Company consistent with their customary risk management policies. A typical such hedging strategy would include these Underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, certain of the underwriters are acting as capital markets advisers in connection with the Preferred Offering. Citigroup has acted as an M&A advisor in connection with the Bayswater Acquisition.

Certain Underwriters or their respective affiliates have provided commitments under a credit facility that may be used to fund the cash portion of the consideration for the Bayswater Acquisition, and in connection therewith received or will receive customary fees and expenses. In addition, the Company has granted Citigroup Global Markets Inc. the right to participate in the distribution of certain types of future public offerings, private placements or other financings, subject to the requirements of FINRA Rule 5110.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 25, 2025, in connection with the Preferred Offering, the Company filed the Series F Certificate of Designation with the Secretary of State of the State of Delaware to establish the rights and preferences of the Series F Preferred Stock. The Series F Certificate of Designation became effective upon filing. The description of the terms of the Series F Preferred Stock in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

A copy of the Series F Certificate of Designation is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of March 24, 2025, by and between Prairie Operating Co. and Citigroup Global Markets Inc., as representative of the several underwriters named therein.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock.

4.1	Form of Warrant to Purchase Shares of Common Stock.

5.1	Opinion of Norton Rose Fulbright US LLP relating to the shares of Common Stock issued in the Concurrent Common Stock Offering.

5.2	Opinion of Norton Rose Fulbright US LLP relating to the Securities.

10.1*	Securities Purchase Agreement, dated as of March 24, 2025, by and among Prairie Operating Co. and each of the investors listed on the Schedule of Buyers attached thereto.

23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

23.2	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.2).

104	Cover Page Interactive Date File-formatted as Inline XBRL.

*Certain schedules to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of all omitted schedules to the SEC upon its request. Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the Exhibits to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAIRIE OPERATING CO.

By:	/s/ Craig Owen
Name:	Craig Owen
Title:	Chief Financial Officer

Date: March 26, 2025